                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant / /
      Filed by a Party other than the Registrant /X/

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section 240.14a-11(c) or
                 Section 240.14a-12

                       CAROLINA POWER & LIGHT COMPANY
----------------------------------------------------------------
        (Name of Registrant as Specified In Its Charter)

                                MERRILL CORPORATION
----------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the
                          Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

[LOGO]

Carolina Power & Light Company
PO Box 1551
Raleigh, NC 27602

March 31, 2000

Dear Shareholder:

    It is a pleasure to invite you to attend the 2000 Annual Meeting of the Shareholders of Carolina Power & Light Company. The meeting will be held at 10:00 o'clock a.m. on May 10, 2000, in the Elizabeth Boatwright Coker Performing Arts Center, Coker College, Hartsville, South Carolina.

    As described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, the matters scheduled to be acted upon at the meeting are the election of directors and one shareholder proposal.

    Regardless of the size of your holdings, it is important that your shares be represented at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE OR VOTE BY TELEPHONE OR THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE. Voting by any of these methods will ensure that your vote is counted at the Annual Meeting if you do not attend in person.

    I am delighted that you have chosen to invest in Carolina Power & Light Company and look forward to seeing you at the meeting. On behalf of the management and directors of Carolina Power & Light Company, thank you for your continued support and confidence in 2000.

Sincerely,

/s/ William Cavanaugh III
----------------------------
William Cavanaugh III
Chairman of the Board, President and Chief Executive Officer

                         VOTING YOUR PROXY IS IMPORTANT

    Your vote is important. Please promptly SIGN, DATE and RETURN the enclosed proxy card or VOTE BY TELEPHONE OR THE INTERNET in accordance with the instructions on the enclosed proxy card so that as many shares as possible will be represented at the Annual Meeting.

    A self-addressed envelope, which requires no postage if mailed in the United States, is enclosed for your convenience.

                         CAROLINA POWER & LIGHT COMPANY
                            411 FAYETTEVILLE STREET
                         RALEIGH, NORTH CAROLINA 27601

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 10, 2000

    The Annual Meeting of the Shareholders of Carolina Power & Light Company will be held at 10:00 o'clock a.m. on May 10, 2000, in the Elizabeth Boatwright Coker Performing Arts Center, Coker College, Hartsville, South Carolina. The meeting will be held in order to:

    (1) Elect (i) one Class I director of the Company to serve a two-year term; and (ii) three Class II directors of the Company to serve three-year terms.

    (2) Vote on a shareholder proposal regarding the Company's cash balance pension plan.

    (3) Transact any other business, including consideration of shareholder proposals, as may properly be brought before the meeting.

    All shareholders of $5 Preferred Stock, Serial Preferred Stock and Common Stock of record at the close of business on March 3, 2000, will be entitled to vote. The stock transfer books will remain open.

                                          By order of the Board of Directors.

                                          WILLIAM D. JOHNSON
                                          Senior Vice President and Corporate
                                          Secretary

Raleigh, North Carolina
March 31, 2000

                         CAROLINA POWER & LIGHT COMPANY
                            411 FAYETTEVILLE STREET
                         RALEIGH, NORTH CAROLINA 27601

                            ------------------------

                                PROXY STATEMENT

                                    GENERAL

    This Proxy Statement is furnished in connection with the Board of Directors' of Carolina Power & Light Company (Company) solicitation of proxies to be used at the Annual Meeting of Shareholders. That meeting will be held at 10:00 o'clock a.m. on May 10, 2000, in the Elizabeth Boatwright Coker Performing Arts Center, Coker College, Hartsville, South Carolina. (For directions to the meeting location, please see map included at the end of the Proxy Statement.) The Proxy Statement and form of proxy were first sent to shareholders on or about March 31, 2000.

    COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR 1999, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES, ARE AVAILABLE UPON WRITTEN REQUEST, WITHOUT CHARGE, TO THE PERSONS WHOSE PROXIES ARE SOLICITED. ANY EXHIBIT TO FORM 10-K IS ALSO AVAILABLE UPON WRITTEN REQUEST AT A REASONABLE CHARGE FOR COPYING AND MAILING. WRITTEN REQUESTS SHOULD BE MADE TO MR. MARK F. MULHERN, VICE PRESIDENT AND TREASURER, CAROLINA POWER & LIGHT COMPANY, P. O. BOX 1551, RALEIGH, NORTH CAROLINA 27602.

                                    PROXIES

    The accompanying proxy is solicited by the Board of Directors of the Company and the entire cost of solicitation will be borne by the Company. The Company expects to solicit proxies primarily by mail. Proxies may also be solicited by telephone, telegraph or personally by officers and employees of the Company, who will not be specially compensated for such services.

    You may vote shares either in person or by duly authorized proxy. In addition, you may vote your shares by telephone or through the Internet by following the instructions provided in the enclosed proxy form. Please be aware that if you vote over the Internet, you may incur costs such as telecommunication and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for shareholders of record will close at 12:01 a.m. E.D.T. on the morning of the meeting. Any shareholder who has executed a proxy and attends the meeting may elect to vote in person rather than by proxy. You may revoke any proxy given by you in response to this solicitation at any time before the proxy is exercised by delivering a written notice of revocation, by filing with the Secretary of the Company a subsequently dated, properly executed proxy or by attending the Annual Meeting and electing to vote in person. Your attendance at the Annual Meeting, by itself, will not constitute a revocation of a proxy. If you voted by telephone or through the Internet, you may also revoke your vote by any of these three methods or you may change your vote by voting again by telephone or through the Internet. If you decide to vote by completing and mailing the enclosed proxy card, you should retain a copy of the voter control number found on the proxy card in the event that you decide later to change or revoke your proxy by accessing the Internet. You should address any written notices of proxy revocation to: Carolina Power & Light Company, P.O. Box 1551, Raleigh, North Carolina 27602, Attention:
Corporate Secretary.

    All shares represented by effective proxies received by the Company at or before the Annual Meeting, and not revoked before they are exercised, will be voted in the manner specified therein. Proxies that do not contain specifications will be voted "FOR" the election of Directors as set forth in this Proxy Statement, "AGAINST" the shareholder proposal set forth in this Proxy Statement and, in the discretion of the named proxies, upon any other business properly brought before the meeting.

                               VOTING SECURITIES

    The Directors of the Company have fixed March 3, 2000, as the record date for shareholders entitled to vote at the Annual Meeting. Only holders of the Company's $5 Preferred Stock, Serial Preferred Stock and Common Stock of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting. Holders of $5 Preferred Stock, Serial Preferred Stock and Common Stock will vote together without regard to class, and each share is entitled to one vote. As of March 3, 2000, there were outstanding 237,259 shares of $5 Preferred Stock, 350,000 shares of Serial Preferred Stock and 159,623,510 shares of Common Stock.

    Pursuant to the provisions of the North Carolina Business Corporation Act, Directors will be elected by a plurality of the votes cast by the shares entitled to vote. Withheld votes or shares held in street name that are not voted in the election of Directors will not be included in determining the number of votes cast. Approvals of other matters to be presented at the Annual Meeting, if any, generally will require the affirmative vote of a majority of the shares voted on such matters. Abstentions from voting and broker non-votes will not have the effect of a "negative" vote with respect to any such matters.

                             ELECTION OF DIRECTORS

    Based on the report of the Corporate Governance Committee (see page 7), the Board of Directors nominates the four nominees listed below. The nominee to serve as Director in Class I for a term expiring in 2002 and until her successor is elected and qualified is E. Marie McKee. The nominees to serve as Directors in Class II for terms expiring in 2003 and until their respective successors are elected and qualified are Edwin B. Borden, David L. Burner and Richard L. Daugherty. (The Board of Directors elected Mr. Burner and Ms. McKee as Directors at its meeting held July 14, 1999.)

    There are no family relationships among any of the nominees for Director or among any nominee and any Director or officer of the Company or its subsidiaries, nor is there any arrangement or understanding between any nominee and any other person pursuant to which the nominee was selected.

    Valid proxies received pursuant to this solicitation will be voted in the manner specified. Where specifications are not made, the shares represented by the accompanying proxy will be voted for the election of the four nominees. Votes (other than votes withheld) will be cast pursuant to the accompanying proxy for the election of the nominees listed above unless, by reason of death or other unexpected occurrence, one or more of such nominees shall not be available for election, in which event it is intended that such votes will be cast for such substitute nominee or nominees as may be determined by the persons named in such proxy. The Board of Directors has no reason to believe that any of the nominees listed above will not be available for election as a Director.

    The names of the four nominees for election to the Board of Directors and of the other Directors, along with their ages, principal occupations or employment for the past five years, and current directorships are set forth below. Information concerning the number of shares of the Company's Common Stock beneficially owned, directly or indirectly, by all current Directors appears on pages 5 and 6 of this Proxy Statement.

                         NOMINEE FOR ELECTION--CLASS I
                            (Term Expiring in 2002)

    E. MARIE MCKEE, age 49, is Senior Vice President of Corning Incorporated, a developer of technologies for glass, ceramics, fiber optics and photonics. She has served as a Director of the Company since July 14, 1999.

                        NOMINEES FOR ELECTION--CLASS II
                            (Terms Expiring in 2003)

    EDWIN B. BORDEN, age 66, is President of The Borden Manufacturing Company, a textile management services company. He has served as a Director of the Company since 1985 and also serves as a director of Jefferson-Pilot Corporation, Triangle Bancorp, Inc., Ruddick Corporation and Winston Hotels, Inc.

    DAVID L. BURNER, age 60, is Chairman, President and Chief Executive Officer of The BFGoodrich Company (since July 1997). He previously served as President and Chief Executive Officer (from December 1996 to July 1997) and President (from December 1995 to December 1996) of The BFGoodrich Company and as President, BFGoodrich Aerospace and Executive Vice President of The BFGoodrich Company (from January 1995 to December 1995). He has served as a Director of the Company since July 14, 1999 and also serves as a director of Brush
Wellman, Inc. and Milacron, Inc.

    RICHARD L. DAUGHERTY, age 64, is the Executive Director of NCSU Research Corporation, a development corporation of the Centennial Campus of North Carolina State University (since March 1995). He has served as a Director of the Company since 1992.

                   DIRECTORS CONTINUING IN OFFICE--CLASS III
                            (Terms Expiring in 2001)

    WILLIAM CAVANAUGH III, age 61, is Chairman (since May 1999), President and Chief Executive Officer of the Company (since October 1996). He previously served as President and Chief Operating Officer of the Company (from
September 1992 to October 1996). He has served as a Director of the Company since 1993, and also serves as a director of Duke-Weeks Realty Corporation.

    CHARLES W. COKER, age 66, is Chairman of Sonoco Products Company, a manufacturer of paperboard and paper and plastics packaging products (since April 1998). He previously served as Chairman and Chief Executive Officer of Sonoco Products Company (from 1976 to April 1998). He has served as a Director of the Company since 1975 and also serves as a director of BankAmerica Corporation, Sara Lee Corporation and Springs Industries, Inc.

    ESTELL C. LEE, age 64, is President of The Lee Company, a building supplies company. She has served as a Director of the Company since 1988.

                    DIRECTORS CONTINUING IN OFFICE--CLASS I
                            (Terms Expiring in 2002)

    JOHN H. MULLIN, III, age 58, is Chairman of Ridgeway Farm, LLC, a limited liability company engaged in timber and agricultural activities. He has served as a Director of the Company since March 17, 1999 and also serves as a director of ACX Technologies, Inc. and The Liberty Corporation, and as a Trustee of The Putnam Funds.

    WILLIAM O. MCCOY, age 66, is Interim Chancellor of the University of North Carolina (since July 1998). He is also a partner in Franklin Street Partners, an investment management firm (since 1998). He previously served as Vice President-Finance of the University of North Carolina (from 1995 to 1998). He has served as a Director of the Company since 1996 and also serves as a director of The Kenan Corporation, Liberty Corporation and Duke-Weeks Realty Corporation, and as a Trustee of Fidelity Investments.

    J. TYLEE WILSON, age 68, is retired Chairman and Chief Executive Officer of RJR Nabisco, Inc. He has served as a Director of the Company since 1987 and also serves as a director of BellSouth Corporation.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth the only shareholder known to the Company to beneficially own more than 5% of the outstanding shares of the Common Stock of the Company as of December 31, 1999. The Company does not know of any shareholder that owned more than 5% of any other class of the Company's voting securities as of December 31, 1999.

                                      NAME AND ADDRESS OF               NUMBER OF SHARES    PERCENTAGE OF
TITLE OF CLASS                         BENEFICIAL OWNER                BENEFICIALLY OWNED       CLASS
--------------            -------------------------------------------  ------------------   -------------
Common Stock              Capital Research and Management Company            9,450,000(1)        5.9%
                          333 South Hope Street
                          Los Angeles, CA 90071

    (1)Consists of shares of Common Stock held by Capital Research and Management Company (CRMC) as investment advisor and manager of The American Funds Group of mutual funds. CRMC has sole dispositive power with respect to 9,450,000 shares.

                      MANAGEMENT OWNERSHIP OF COMMON STOCK

    The following table describes the beneficial ownership of the Common Stock of the Company and ownership of Common Stock units as of December 31, 1999, of
(i) all current Directors and nominees for Director, (ii) each executive officer of the Company named in the Summary Compensation Table presented later in this document and (iii) all Directors and executive officers as a group. A unit of Common Stock does not represent an equity interest in the Company and possesses no voting rights, but is equal in value at all times to a share of Common Stock. As of December 31, 1999, none of the individuals or group in the above categories owned one percent (1%) or more of any class of the Company's voting securities.

----------------------------------------------------------------------

                                   NUMBER OF SHARES OF COMMON STOCK
                                    BENEFICIALLY OWNED(1) AND UNITS
                                             REPRESENTING
     NAME                           SHARES OF COMMON STOCK(2,3,4,5)
----------------------------------------------------------------------
Leslie M. Baker, Jr.                  1,000             Common Stock
                                      6,318(2)          Units
Edwin B. Borden                       4,762             Common Stock
                                     18,612(2)          Units
David L. Burner                           0             Common Stock
                                        740(3)          Units
William Cavanaugh III               115,508(8)          Common Stock
                                    102,890(4,5,6,7)    Units
Charles W. Coker                      3,448(9)          Common Stock
                                     22,724(2)          Units
Richard L. Daugherty                    894             Common Stock
                                     11,987(2)          Units
Glenn E. Harder                      30,310(10)         Common Stock
                                     13,133(4,5,6)      Units
Robert L. Jones                       2,000             Common Stock
                                     15,540(2)          Units
Tom D. Kilgore                       16,404(11)         Common Stock
                                      6,673(5,6)        Units
Estell C. Lee                         4,484(12)         Common Stock
                                     18,687(2)          Units
William O. McCoy                      1,000             Common Stock
                                      4,559(2)          Units
Robert B. McGehee                    27,119(13)         Common Stock
                                     13,170(5,6,7)      Units
E. Marie McKee                          600             Common Stock
                                        903(3)          Units
John H. Mullin, III                   1,000             Common Stock
                                      1,225(3)          Units
William S. Orser                     46,697(14)         Common Stock
                                     28,287(4,5,6)      Units
Sherwood H. Smith, Jr.               31,584(15)         Common Stock
                                     25,369(3,4)        Units

----------------------------------------------------------------------

                                   NUMBER OF SHARES OF COMMON STOCK
                                    BENEFICIALLY OWNED(1) AND UNITS
                                             REPRESENTING
     NAME                           SHARES OF COMMON STOCK(2,3,4,5)
----------------------------------------------------------------------
J. Tylee Wilson                       5,000             Common Stock
                                      5,133(2)          Units
Shares of Common Stock
  beneficially owned by all
  directors and executive
  officers of the Company as a
  group (23 persons)                413,574             Common Stock

------------------------

    (1)Unless otherwise noted, all shares of Common Stock set forth in the table are beneficially owned, directly or indirectly, with sole voting and investment power, by such shareholder.

    (2)Consists of units representing Common Stock of the Company under the Directors' Deferred Compensation Plan and the Non-Employee Director Stock Unit Plan (see "Directors' Compensation" on page 9).

    (3)Consists of units representing Common Stock of the Company under the Directors' Deferred Compensation Plan.

    (4)Consists of performance units under the Long-Term Compensation Program.

    (5)Consists of performance shares awarded under the Performance Share Sub-Plan of the 1997 Equity Incentive Plan (see "Long-Term Incentive Plan Awards Table" on page 14 and footnote 1 thereunder for performance shares awarded in
1999).

    (6)Consists of replacement units to replace the value of Company contributions to the Stock Purchase-Savings Plan that would have been made but for the deferral of salary under the Deferred Compensation Plan for Key Management Employees and contribution limitations under Section 415 of the Internal Revenue Code of 1986, as amended (see "Summary Compensation Table" on page 11 and footnote 5 thereunder).

    (7)Consists of performance units recorded to reflect awards deferred under the Management Incentive Compensation Plan.

    (8)Includes 100,000 shares of Restricted Stock and 7,388 shares with shared voting and investment power owned by members of immediate family to which beneficial ownership has not been disclaimed.

    (9)Includes 3,248 shares with shared voting and investment power owned by members of immediate family to which beneficial ownership has not been disclaimed.

    (10)Includes 28,000 shares of Restricted Stock.

    (11)Includes 14,600 shares of Restricted Stock.

    (12)Includes 160 shares with shared voting and investment power owned by members of immediate family to which beneficial ownership has not been disclaimed.

    (13)Includes 24,800 shares of Restricted Stock.

    (14)Includes 40,000 shares of Restricted Stock.

    (15)Does not include 900 shares owned by members of immediate family to which beneficial ownership has been disclaimed.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and executive officers to file reports of their holdings and transactions in the Company's securities with the Securities and Exchange Commission and the New York Stock Exchange. Based on Company records and other information, the Company believes that all Section 16(a) filing requirements applicable to its Directors and executive officers with respect to the Company's 1999 fiscal year were met.

                               BOARD OF DIRECTORS

    The Board of Directors is currently comprised of thirteen (13) members. The Board of Directors met ten times in 1999. Average attendance of the Directors at the meetings of the Board and its Committees held during 1999 was 90%. Because of unavoidable conflicts, Mr. Baker and Mr. Burner attended fewer than 75% of the aggregate number of meetings of the Board and of the Board Committees on which they served.

    The Board of Directors appoints from its members an Executive Committee, a Committee on Audit and Corporate Performance, a Committee on Finance, a Committee on Operations and Development, a Committee on Organization and Compensation, and a Corporate Governance Committee. The membership and functions of the standing Board Committees, as of December 31, 1999, are discussed below.

                              EXECUTIVE COMMITTEE

    The Executive Committee is presently composed of one Officer/Director and five Directors--Messrs. William Cavanaugh III, Chairman, Leslie M. Baker, Jr., Edwin B. Borden, Charles W. Coker, William O. McCoy and J. Tylee Wilson. The authority and responsibility of the Executive Committee are provided in the Company's Charter and By-Laws. The Committee held one meeting in 1999.

                               COMMITTEE ON AUDIT
                           AND CORPORATE PERFORMANCE

    The Committee on Audit and Corporate Performance is presently composed of six non-employee Directors--Messrs. Leslie M. Baker, Jr., Chairman, David L. Burner, Robert L. Jones, John H. Mullin, III and Sherwood H. Smith, Jr. and
Ms. Estell C. Lee. The work of this Committee includes reviewing the annual financial results of the Company and monitoring the activities of the independent auditors and the internal audit department. The Committee also reviews corporate goals established by the Company and the Company's progress in achieving these goals. The Committee held three meetings in 1999.

                         CORPORATE GOVERNANCE COMMITTEE

    The Corporate Governance Committee is presently composed of four non-employee Directors--Messrs. J. Tylee Wilson, Chairman, Leslie M. Baker, Jr., Edwin B. Borden and Charles W. Coker. This Committee is responsible for making recommendations to the Board with respect to the governance of the Company and the Board. Its responsibilities include recommending amendments to the Company's Charter and By-Laws, making recommendations regarding the structure, charter, practices and policies of the Board, ensuring that processes are in place for annual CEO performance appraisal and review of succession planning and management development, recommending a process for the annual assessment of Board performance, recommending criteria for Board membership, reviewing the qualifications of and recommending to the Board nominees for election. The Committee will consider qualified candidates for director nominated by shareholders at an annual meeting of shareholders; provided, however, that written notice of any shareholder nominations must be received by the Secretary of the Company no later than the close of business on the 60(th) day prior to the first anniversary of the immediately preceding year's annual meeting. The Committee held four meetings in 1999.

                              COMMITTEE ON FINANCE

    The Committee on Finance is presently composed of six non-employee Directors--Messrs. William O. McCoy, Chairman, David L. Burner, Charles W. Coker, John H. Mullin, III, Sherwood H. Smith, Jr. and J. Tylee Wilson. The Committee reviews and oversees the Company's financial policies and planning, strategic planning and investments and pension funds. The Committee also monitors the Company's risk management activities and reviews the Company's dividend policy and proposed budget. The Committee held ten meetings in 1999.

                            COMMITTEE ON OPERATIONS
                                AND DEVELOPMENT

    The Committee on Operations and Development is presently composed of six non-employee Directors--Messrs. Edwin B. Borden, Chairman, Leslie M. Baker, Jr., Richard L. Daugherty and Robert L. Jones, Ms. Estell C. Lee and Ms. E. Marie McKee. The Committee examines the Company's projections of the economic development of the Company's service area and the estimates of sales and load growth. The Committee considers recommendations on the locations of generating facilities and types of fuels for these facilities. It also reviews the operation of the Company's generating plants, including construction and modifications. The Committee held one meeting in 1999.

                           COMMITTEE ON ORGANIZATION
                                AND COMPENSATION

    The Committee on Organization and Compensation is presently composed of six non-employee Directors--Messrs. Charles W. Coker, Chairman, Edwin B. Borden, Richard L. Daugherty, William O. McCoy, J. Tylee Wilson and Ms. E. Marie McKee. The Committee ascertains that personnel policies and procedures are in keeping with all governmental rules and regulations and are designed to attract and retain competent, talented employees and develop the potential of these employees. The Committee reviews all executive development plans, makes executive compensation decisions and oversees plans for management succession. The Committee held five meetings in 1999.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

                            DIRECTORS' COMPENSATION

    Directors who are not employees of the Company receive an annual retainer of $35,000, of which $15,000 is automatically deferred under the Directors' Deferred Compensation Plan (see below), and an attendance fee of $1,500 per meeting for regularly scheduled Board meetings. Directors who are not employees of the Company also receive an attendance fee for committee meetings of $1,000. The Chairman of each Committee receives an additional retainer of $3,000 per year. Directors who are officers do not receive an annual retainer or attendance fees. All Directors are reimbursed for expenses incident to their service as Directors.

    In addition to the $15,000 annual retainer and any matching contributions under the incentive compensation program that are automatically deferred, outside Directors may elect to defer any portion of the remainder of their annual retainer and Board attendance fees until after the termination of their service on the Board under the Directors' Deferred Compensation Plan. Any deferred fees are deemed to be invested in a number of Units of Common Stock of the Company, but participating Directors receive no equity interest or voting rights in the Common Stock. The number of Units credited to the account of a participating Director is equal to the dollar amount of the deferred fees divided by the average of the high and low selling prices (i.e., market value) of the Common Stock on the day the deferred fees would otherwise be payable to the participating Director. The number of Units in each account is adjusted from time to time to reflect the payment of dividends on the number of shares of Common Stock represented by the Units. Unless otherwise agreed to by the participant and the Board, when the participant ceases to be a member of the Board of Directors, he or she will receive cash equal to the market value of a share of the Company's Common Stock on the date of payment multiplied by the number of Units credited to the participant's account.

    Directors are also eligible for matching contributions of up to $15,000 under an incentive compensation program. Awards under this program are based upon the achievement of the corporate incentive goals established each year by the Board and used as the basis for a matching contribution of shares of Common Stock for participating employees in the Company's Stock Purchase-Savings Plan. In the event that five of the corporate incentive goals are met, the $15,000 portion of the annual retainer that is automatically deferred pursuant to the Directors' Deferred Compensation Plan will be increased by 50 percent, with an additional 10 percent increase for each corporate incentive goal met in excess of five (up to a maximum matching contribution of 100 percent). Such matching contribution is automatically deferred until the Director's retirement.

    Effective January 1, 1998, the Board of Directors Retirement Plan was replaced by the Non-Employee Director Stock Unit Plan. Directors had the option of rolling the value of their benefits under the Retirement Plan into the Stock Unit Plan. The Stock Unit Plan provides for an annual grant of 150 "stock units" to each non-employee Director who has served on the Board for at least one year and for matching grants of up to 150 additional units to be awarded to those Directors for each year in which certain incentive goals established by the Board are met. Each unit is equal in value to one share of the Company's Common Stock. The number of units is adjusted from time to time to reflect the payment of dividends with respect to the Common Stock of the Company. Benefits under the Plan vest after a participant has been a member of the Board for five years, and are payable solely in cash.

    All of the Directors who were existing Directors or retired Directors on or prior to September 16, 1998, participate in a Directors' Educational Contribution Plan. The Plan is funded by policies of corporate-owned life insurance on the lives of pairs of Directors, with proceeds payable to the Company at the death of the second to die in each pair. All costs of the Plan are expected to be covered from the life insurance proceeds to be received by the Company. Pursuant to this Plan, the Company will make a contribution in the name of each Director to an educational institution or approved educational foundation or fund in North Carolina or South Carolina selected by the Director and approved by the Executive Committee of the Board of Directors. The contribution will be made at the later to occur of the retirement of the Director from the Board of Directors or ten years from the date of adoption of the Plan. If a Director has served as a Director for at least five but less than ten years at the time the contribution is to be made, the Company will contribute $250,000 in the name of the Director. If the Director has served for ten or more years, the amount of the contribution will be $500,000. The Plan was discontinued September 16, 1998 and will not be offered as a benefit for any Director who joins the Board subsequent to that date. The Plan may be terminated at any time in the discretion of the Executive Committee without recourse or obligation to the Company.

    Mr. Sherwood H. Smith, Jr., a member of the Board and former Chief Executive Officer of the Company, retired from the Company on December 31, 1996. In anticipation of his retirement, Mr. Smith entered into a personal services contract with the Company for the period October 1, 1996, through September 30, 1999. Under the terms of the contract, Mr. Smith performed, as a non-employee, the duties of the Chairman of the Company's Board of Directors and of the Executive Committee of said Board through May 12, 1999. Additionally, Mr. Smith performed certain personal services, subject to the request and general direction of the Company's Chief Executive Officer, related to representing the Company and its subsidiaries in various areas, including industry, governmental, public relations, and civic matters, and assisting the Company in furthering its business purposes. In April of 1999, Mr. Smith entered into a new Agreement with the Company pursuant to which he agreed to provide various services to the Company beginning September 30, 1999 as requested by and at a level of compensation to be approved by the Company's Chief Executive Officer. Pursuant to the agreements, in 1999, the Company paid Mr. Smith $16,500 per month for the services he rendered through September 30, 1999 and provided perquisites, including office space, secretarial support, business travel expenses, a company network telephone and facsimile equipment, and a mobile telephone, valued at approximately $109,224 for the fiscal year ended December 31, 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                                                                   COMPENSATION
                                                                               --------------------
                                             ANNUAL COMPENSATION                      AWARDS        PAYOUTS
                              -------------------------------------------------------------------------------
                                                                      OTHER         RESTRICTED
                                                                     ANNUAL            STOCK          LTIP        ALL OTHER
          NAME AND                   SALARY(1)     BONUS(2)      COMPENSATION(3)   AWARD(S)(4,5)   PAYOUTS(6)  COMPENSATION(7)
     PRINCIPAL POSITION       YEAR      ($)          ($)               ($)              ($)           ($)            ($)
------------------------------------------------------------------------------------------------------------------------------
William Cavanaugh III,        1999   $778,849      $610,000(8)       $76,991(9)     $   34,046(10)      N/A       $497,305(11)
  Chairman, President and     1998    700,027       400,000(12)       90,228         4,240,076          N/A        199,614
  Chief Executive Officer     1997    600,024       340,000(13)       20,108            24,150          N/A        175,522

William S. Orser,             1999   $436,759      $220,000          $ 1,735        $   15,683(14)      N/A       $203,193(15)
  Executive Vice President    1998    397,345       160,000            4,537         1,698,088          N/A         67,243
                              1997    351,237       126,000            5,585            11,844          N/A         56,578

Glenn E. Harder,              1999   $302,057      $110,000          $ 4,847        $    9,122(17)  $33,588       $136,092(18)
  Executive Vice President    1998    278,306       112,000            3,552         1,188,156       38,406         36,914
  and Chief Financial         1997    249,120        90,000            3,462             7,383          N/A         31,827
  Officer(16)

Robert B. McGehee,            1999   $282,056      $150,000          $54,743(19)    $  258,518(20)      N/A       $151,357(21)
  Executive Vice President,   1998    259,158        90,000            2,216           789,588          N/A         63,062
  General Counsel and Chief   1997    136,798        61,250(22)       33,101             1,566          N/A        226,400
  Administrative Officer
  (employed as of May 20,
  1997)

Tom D. Kilgore,               1999   $257,357      $120,000(23)      $36,930(24)    $    3,731(25)      N/A       $146,870(26)
  Senior Vice President       1998     89,104        40,000            1,717           588,409(27)      N/A        169,494(28)
  (employed as of Aug. 16,    1997        N/A           N/A              N/A               N/A          N/A            N/A
  1998)
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

    (1)Consists of base salary prior to (i) employee contributions to the Stock Purchase-Savings Plan and (ii) voluntary deferrals, if any, under the Deferred Compensation Plan for Key Management Employees or the Executive Deferred Compensation Plan. See "Other Benefit Opportunities" on page 22.

    (2)Except as otherwise noted, consists of amounts awarded with respect to performance in the stated year under the Management Incentive Compensation Plan. See "Other Annual Compensation Opportunities" on page 19.

    (3)Consists of gross-up payments for certain federal and state income tax obligations, and where indicated by footnote disclosure, certain perquisites.

    (4)Includes the value of restricted stock awards as of the grant date (calculated by multiplying the closing market price of the Company's unrestricted stock on the date of grant by the number of shares awarded) granted pursuant to the Company's 1997 Equity Incentive Plan. None of the restricted stock awards will vest, in whole or in part, in under three years from the date of grant. During the period for which the shares are restricted, the grantee will receive all voting rights and cash dividends associated with the restricted stock.

    (5)Includes the value of performance units credited to the account of a participant to replace the value of Company contributions to the Stock Purchase-Savings Plan that would have been made on behalf of the participant but for the deferral of salary under the Deferred Compensation Plan for Key Management Employees and compensation limitations under Section 415 of the Internal Revenue Code of 1986, as amended ("Replacement Units"). Replacement Units do not represent an equity interest in the Company and the crediting of such Units to a participant's account does not convey any voting rights. However, a Replacement Unit is equal in value at all times to a share of the Company's Common Stock. Additional Replacement Units are credited from time to time to reflect the payment of dividends on the underlying Common Stock. For participants with less than five years of service with the Company, these Replacement Units vest two years from the end of the calendar year in which they are granted. Participants with five or more years of service with the Company are 100% vested in all Replacement Units credited to their accounts. Payment of the value of the Replacement Units will be made in cash and will generally be made at such time as a participant retires or is no longer a full-time employee of the Company. The amount of the payment will equal the market value of a share of the Company's Common Stock on the payment date of payout multiplied by the number of units credited to the account of the participant. See "Other Benefit Opportunities" on page 22.

    (6)Consists of the value of payouts of awards granted under the Company's Long-Term Compensation Program.

    (7)Amounts reported in this column include dividends earned in 1999 on awards granted under the Long-Term Compensation Program and the Performance Share Sub-Plan.

    (8)Mr. Cavanaugh has elected to defer receipt of this award until after his date of retirement.

    (9)Consists of (i) $19,708 in gross-up payments for certain federal and state income tax obligations; and (ii) certain perquisites, including an automobile allowance of $18,600, which exceeds threshholds for footnote disclosure.

    (10)Consists of 870 Replacement Units based on the market value of a share of Common Stock on the date such units were credited to the account of the participant. Mr. Cavanaugh also owns 100,000 shares of Restricted Stock which were valued at $3,043,750 as of December 31, 1999.

    (11)Consists of (i) $48,213 which represents dividends earned in 1999 on performance units awarded under the Long-Term Compensation Program;
(ii) $74,133 which represents dividends earned in 1999 on performance shares awarded under the Performance Share Sub-Plan; (iii) $9,120 which represents Company contributions under the Stock Purchase-Savings Plan; (iv) $95,837 which represents the dollar value of the premium relating to the term portion and the present value of the premium relating to the whole life portion of the benefit to be received pursuant to the Executive Permanent Life Insurane Program; and
(v) a one-time incentive payment of $270,002 awarded to Mr. Cavanaugh in 1999.

    (12)Mr. Cavanaugh has elected to defer receipt of this award until after his date of retirement.

    (13)Mr. Cavanaugh has elected to defer receipt of 50 percent of this award until his date of retirement.

    (14)Consists of 401 Replacement Units based on the market value of a share of Common Stock on the date such units were credited to the account of the participant. Mr. Orser also owns 40,000 shares of Restricted Stock which were valued at $1,212,500 as of December 31, 1999.

    (15)Consists of (i) $19,589 which represents dividends earned in 1999 on performance units awarded under the Long-Term Compensation Program;
(ii) $28,416 which represents dividends earned in 1999 on performance shares awarded under the Performance Share Sub-Plan; (iii) $9,120 which represents Company contributions under the Stock Purchase-Savings Plan; (iv) $40,154 which represents the dollar value of the premium relating to the term portion and the present value of the premium relating to the whole life portion of the benefit to be received pursuant to the Executive Permanent Life Insurance Program; and
(v) a one-time incentive payment of $105,914 awarded to Mr. Orser in 1999.

    (16)Effective March 3, 2000, Mr. Harder resigned as Executive Vice President and Chief Financial Officer and Robert B. McGehee was named interim Chief Financial Officer.

    (17)Consists of 233 Replacement Units based on the market value of a share of Common Stock on the date such units were credited to the account of the participant. Mr. Harder also owns 28,000 shares of Restricted Stock which were valued at $852,250 as of December 31, 1999.

    (18)Consists of (i) $2,227 which represents dividends earned in 1999 on performance units awarded under the Long-Term Compensation Program;
(ii) $19,887 which represents dividends earned in 1999 on performance shares awarded under the Performance Share Sub-Plan; (iii) $9,120 which represents Company contributions under the Stock Purchase-Savings Plan; (iv) $29,851 which represents the dollar value of the premium relating to the term portion and the present value of the premium relating to the whole life portion of the benefit to be received pursuant to the Executive Permanent Life Insurance Program; and
(v) a one-time incentive payment of $75,007 awarded to Mr. Harder in 1999.

    (19)Consists of (i) $6,608 in gross-up payments for certain federal and state income tax obligations; and (ii) certain perquisites, including club dues of $21,089, and an automobile allowance of $16,200, both of which exceed thresholds for footnote disclosure.

    (20)Consists of (i) 6,200 shares of Restricted Stock valued at $250,542 as of March 17, 1999; and (ii) 203 Replacement Units based on the market value of a share of Common Stock on the date such units were credited to the account of the participant. Mr. McGehee owns a total of 24,800 shares of Restricted Stock which were valued at $754,851 as of December 31, 1999.

    (21)Consists of (i) $19,354 which represents dividends earned in 1999 on performance shares awarded under the Performance Share Sub-Plan; (ii) $9,120 which represents Company contributions under the Stock Purchase-Savings Plan;
(iii) $43,723 which represents the dollar value of the premium relating to the term portion and the present value of the premium relating to the whole life portion of the benefit to be received pursuant to the Executive Permanent Life Insurance Program; and (iv) a one-time incentive payment of $79,160 awarded to Mr. McGehee in 1999.

    (22)Mr. McGehee has elected to defer receipt of this award until after his date of retirement.

    (23)Mr. Kilgore has elected to defer receipt of 50 percent of this award until his retirement date.

    (24)Consists of (i) $94 in gross-up payments for certain federal and state income tax obligations and (ii) certain perquisites, including club dues of $11,638 and an automobile allowance of $16,200.

    (25)Consists of 96 Replacement Units based on the market value of a share of Common Stock on the date such units were credited to the account of the participant. Mr. Kilgore also owns 14,600 shares of Restricted Stock which were valued at $444,388 as of December 31, 1999.

    (26)Consists of (i) $11,113 which represents dividends earned in 1999 on performance shares awarded under the Performance Share Sub-Plan; (ii) $5,790 which represents Company contributions under the Stock Purchase-Savings Plan;
(iii) $29,967 which represents the dollar value of the premium relating to the term portion and the present value of the premium relating to the whole life portion of the benefit to be received pursuant to the Executive Permanent Life Insurance Program; and (iv) $100,000 paid to Mr. Kilgore as transition compensation pursuant to his Employment Agreement with the Company.

    (27)Consists of 14,600 shares of Restricted Stock valued at $586,973 as of December 31, 1998; and 31 Replacement Units based on the market value of a share of Common Stock on the date such units were credited to the account of the participant.

    (28)Consists of (i) $1,492 which represents dividends earned in 1998 on performance shares awarded under the Performance Share Sub-Plan; (ii) $1,237 which represents the dollar value of the premium relating to the term portion and the present value of the premium relating to the whole life portion of the benefit to be received pursuant to the Executive Life Insurance Program;
(iii) $100,000 paid to Mr. Kilgore as transition compensation pursuant to his Employment Agreement with the Company; and (iv) $66,765 paid pursuant to Mr. Kilgore's Employment Agreement with the Company, which required the Company to defer on Mr. Kilgore's behalf an amount to generate retirement income of $500,000 under the Key Management Deferred Compensation Plan.

                            LONG-TERM INCENTIVE PLAN
                           AWARDS IN LAST FISCAL YEAR

                                                              NUMBER OF   PERFORMANCE
NAME                                                          UNITS(1)    PERIOD ENDS
----                                                          ---------   -----------
William Cavanaugh III,
  Chairman, President and
  Chief Executive Officer...................................   14,523        2001

William S. Orser,
  Executive Vice President..................................    5,446        2001

Glenn E. Harder,
  Executive Vice President
  and Chief Financial Officer...............................    3,752        2001

Robert B. McGehee,
  Executive Vice President,
  General Counsel
  and Chief Administrative Officer..........................    3,510        2001

Tom D. Kilgore,
  Senior Vice President.....................................    3,147        2001

--------------------------

    (1)Consists of the number of performance shares awarded in 1999 under the Performance Share Sub-Plan of the 1997 Equity Incentive Plan, based on the closing price of a share of the Company's Common Stock on March 16, 1999, as published in THE WALL STREET JOURNAL. Performance Share awards may range from 20% to 75% of a participant's base salary depending on the participant's position and job value. The number of performance shares awarded are recorded in a separate account for each participant, and are adjusted to reflect dividends, stock splits or other adjustments in the Company's Common Stock. The performance period for an award under the Sub-Plan is the three-consecutive-year period beginning in the year in which the award is granted. There are two equally weighted performance measures under the Sub-Plan. One performance measure is Total Shareholder Return ("TSR"), which is defined in the Sub-Plan as the appreciation or depreciation in the value of stock (which is equal to the closing value of the stock on the last trading day of the relevant period minus the closing value of the stock on the last trading day of the preceding year) plus dividends declared during the relevant period divided by the closing value of the stock on the last trading day of the preceding year. The other performance measure is EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) growth. Awards under the Sub-Plan vest on January 1 following the end of the three-year performance period, provided, however, that to determine each award vested under the Sub-Plan, the TSR and EBITDA growth of the Company are compared to the TSR and EBITDA growth of a Peer Group comprised of the twenty-nine electric utility companies comprising the Standard & Poor's Electric Index. The differences between the Company TSR and EBITDA growth, and the Peer Group TSR and EBITDA growth, respectively, are used to determine the multipliers that will be used to calculate the number of vested performance shares in each participant's account. (Differences in TSR can range from a low of (2.0%) or less to a high of 5% or more, and correspond to multipliers of 0 to 200%. Differences in EBITDA growth can range from a low of less than 0% to a high of 5% or more and correspond to multipliers of 0 to 200%) The multiplier is applied to the number of performance shares in the participant's performance share account to determine the actual number of vested performance shares in that account. The aggregate value of vested performance shares is equal to the number of vested performance shares in the participant's account multiplied by the closing price of the Company's Common Stock, as published in THE WALL STREET JOURNAL on the last trading day before payment of the award.

    Awards are paid in cash after expiration of the performance period. Payment can be made in either (i) lump sum on or about April 1 of the year immediately following the performance period or (ii) in accordance with an election to defer in 25% increments, made during the first year of the performance period. In the event of death, disability, normal retirement or a change-in-control of the Company, any award granted under the Sub-Plan immediately becomes vested. The aggregate value of the vested award is determined using multipliers that are based on the difference between the Company TSR and EBITDA growth and the Peer Group TSR and EBITDA growth, respectively, over the portion of the performance period that was completed before the terminating event occurred. See "Long-Term Compensation Opportunities" on page 20.

                               PENSION PLAN TABLE

---------------------------------------------------------------------------------

                                  ESTIMATED ANNUAL PENSION AT NORMAL RETIREMENT
AVERAGE COMPENSATION                       (YEARS OF CREDITED SERVICE)
---------------------------------------------------------------------------------

                                                                   15 1/2 OR MORE
                                 10 YEARS         15 YEARS            YEARS
---------------------------------------------------------------------------------
$190,000                         $ 76,000         $114,000            $117,800
 255,000                          102,000          153,000             158,100
 320,000                          128,000          192,000             198,400
 385,000                          154,000          231,000             238,700
 450,000                          180,000          270,000             279,000
 515,000                          206,000          309,000             319,300
 555,000                          222,000          333,000             344,100
 595,000                          238,000          357,000             368,900
 635,000                          254,000          381,000             393,700
 675,000                          270,000          405,000             418,500
 715,000                          286,000          429,000             443,300
 760,000                          304,000          456,000             471,200
 795,000                          318,000          477,000             492,900
 840,000                          336,000          504,000             520,800
 900,000                          360,000          540,000             558,000
 960,000                          384,000          576,000             595,200

--------------------------------------------------------------------------------

    The above table demonstrates senior executive pension benefits payable upon normal retirement under the Supplemental Retirement Plan and Supplemental Executive Retirement Plan at age 65 as a function of average annual income and years of service. Covered compensation under these plans consists only of the amounts in the Salary and Bonus columns of the Summary Compensation Table. Pursuant to the Supplemental Retirement Plan, a defined benefit plan, benefits are partially offset by Social Security payments and the monthly pension benefit payable upon retirement is based on final five years average compensation (base pay earnings only) multiplied by 1.7% for each year of service up to a maximum of 60%. Benefits under the Supplemental Executive Retirement Plan are fully offset by Social Security benefits and by benefits paid under the Supplemental Retirement Plan. The monthly benefit payable upon retirement under this plan is equal to 4% of the average of a participant's highest three years of earnings for each year of credited service with the Company up to a maximum of 62%. Benefits listed in the table above do not reflect the Social Security or other offset. For purposes of benefits under these plans, Messrs. Cavanaugh and Goodnight each have more than 15 1/2 years of credited service as well as three or more years of service on the Senior Management Committee, and are thereby entitled to the maximum percentage allowable in the benefit formula under these plans. Mr. Harder has 8 years of credited service, Mr. Orser has 6 years of credited service, Mr. McGehee has 12 years of credited service, and Mr. Kilgore has 5 years of credited service.

                             EMPLOYMENT AGREEMENTS

    Messrs. Cavanaugh, Orser, Harder, McGehee and Kilgore have entered into employment agreements with the Company. These agreements provide for base salary, bonuses, perquisites and participation in the various executive compensation plans offered to senior executives of the Company. Base salary increases and bonus amounts are determined by the Board of Directors' Committee on Organization and Compensation, as described in "Report of Board Committee on Organization and Compensation" below. None of the agreements provide a specific employment term; rather, they provide that employment is at the continued will of the parties. Termination and other key provisions of the agreements are discussed below.

AGREEMENT WITH MR. CAVANAUGH

    The agreement with Mr. Cavanaugh provides that upon termination or constructive termination of employment by the Company for any reason other than good cause, Mr. Cavanaugh will retain all vested benefits under the Company's established benefit programs, and will be entitled to the continuation of full base salary and health benefits for 24 months. Constructive termination is defined in the agreement with Mr. Cavanaugh as a change in the form of ownership of the Company or a change in the Chairman and Chief Executive Officer (or a material change in his responsibilities), and must be elected by Mr. Cavanaugh within one year of the occurrence of such a change. The agreement with Mr. Cavanaugh provides that if employment under the agreement is terminated by him for any reason other than death or disability, he shall retain all vested benefits but shall not be entitled to any form of salary or health benefit continuance. Pursuant to the terms of the agreement, Mr. Cavanaugh received
14 years of credited service in the Supplemental Executive Retirement Plan.

AGREEMENT WITH MR. ORSER

    The agreement with Mr. Orser provides that upon termination or constructive termination of employment by the Company for any reason other than good cause, Mr. Orser shall retain all benefit rights vested under the Company's established benefit programs. If Mr. Orser's employment is terminated after he has attained age 55 but before he attains age 60, the Company shall pay to him a retirement severance benefit of $153,912 per year (less benefits payable under the Supplemental Executive Retirement Plan) for the remainder of his life. Constructive termination is defined in the agreement with Mr. Orser as a change in the form of ownership of the Company or a change in the Chairman and Chief Executive Officer (or a material change in his responsibilities), and must be elected by Mr. Orser within one year of the occurrence of such a change. The agreement with Mr. Orser provides that if employment under the agreement is terminated by him for any reason other than death or disability, he shall retain all vested benefits but shall not be entitled to any form of salary or benefit continuance. Pursuant to the terms of the agreement, Mr. Orser received nine years of credited service in the Deferred Compensation Plan for Key Management Employees.

AGREEMENT WITH MR. HARDER

    Under the terms of his employment agreement with the Company, Mr. Harder received three years of credited service in the Supplemental Executive Retirement Plan.

AGREEMENT WITH MR. MCGEHEE

    The agreement with Mr. McGehee provides that if within two years of the date of the Agreement, his employment is terminated without cause or is constructively terminated, then he will receive severance benefits of two years of annual base salary and all vested benefits under the Company's existing benefit programs. For purposes of Mr. McGehee's employment agreement, "constructive termination" is defined as a change in the form of ownership of the Company or a change in the present Chief Executive Officer of the Company or a material change in his or Mr. McGehee's responsibilities. If Mr. McGehee terminates his employment voluntarily for any reason other than a constructive termination, or if his employment is terminated for cause, then he shall retain all vested benefits under the Company's existing benefit programs, but shall not be entitled to any form of salary continuance or severance benefit. Under the terms of the agreement, Mr. McGehee received 10 years of credited service in the Supplemental Executive Retirement Plan, three years of which were deemed to have been in service on the Senior Executive Committee. In addition, the Agreement provides for certain initial compensation paid in connection with the commencement of Mr. McGehee's employment with the Company.

AGREEMENT WITH MR. KILGORE

    The agreement with Mr. Kilgore provides for base salary, bonuses, participation in all Company-sponsored benefit programs, and participation in the various executive compensation plans offered to senior executives of the Company. Under the terms of the Agreement, he received transition compensation of $100,000 in 1998 and an additional $100,000 in 1999. Additionally, he entered into a separate agreement pursuant to which it will defer on his behalf an amount sufficient to generate retirement income equal to $500,000. That agreement provides that (1) if he retires from the Company after age 65, this income will be paid over a 15-year period beginning at retirement; (2) if termination of his employment with the Company occurs between age 60 and age 65, reduced benefits will be available; and (3) if termination of his employment with the Company occurs before he reaches age 60, he will forfeit the Company provided deferral benefit. Under the terms of the Employment Agreement, Mr. Kilgore was awarded five years of service toward the vesting requirements of the Supplemental Senior Executive Retirement Plan. The Agreement does not state a specific term of employment; rather, employment is continued at the will of the parties. The Agreement provides that if on or before August 3, 2000, his employment is terminated without cause or is constructively terminated, then he will receive severance benefits equal to two years of annual base salary, paid semi-monthly, and will be eligible to retain all vested benefits under the Company's existing benefit programs. For purposes of the Agreement, a constructive termination will be deemed to occur if there is a change in the form of ownership of the Company and he is asked to leave. If his employment is constructively terminated, he will be entitled to the greater of either the benefits described above or the benefits, if any, to which he is entitled under any then-applicable executive severance plan. If he terminates his employment voluntarily for any reason at any time, he will be eligible to retain all vested benefits under the Company's existing benefit programs, but shall not be entitled to any form of salary continuance or severance benefit.

                   REPORT OF BOARD COMMITTEE ON ORGANIZATION
                                AND COMPENSATION

    The Company's executive compensation program is administered by the Committee on Organization and Compensation of the Board of Directors (the "Committee"). The six-member Committee is composed entirely of independent outside Directors who are not eligible to participate in any compensation program in which Company executives participate other than the 1997 Equity Incentive Plan.

COMPENSATION PRINCIPLES

COMPARISON GROUPS

    The Company uses an independent executive benefits consulting firm to assist the Company in meeting its compensation objectives. Each year, this consulting firm provides the Committee with an analysis comparing overall compensation paid to the Company's executives with overall compensation paid to executives of two comparison groups of electric utility companies. One comparison group consists of the twenty-seven electric utility companies with fossil fuel and nuclear operations in the eastern portion of the United States. The other comparison group consists of a broad group of electric utilities across the United States. While these comparison groups are different from the group of companies comprising the Standard & Poor's Electric Index, which is a published industry index shown in the performance graph on page 26, the Committee believes these electric utility companies are appropriate for overall compensation comparisons because they reflect the appropriate labor markets for the Company's executives.

    The Company's executive compensation program consists of four major elements: base salary; other annual compensation opportunities; long-term compensation opportunities; and other benefit opportunities. The Committee's objective in administering this program is to structure, through a combination of these elements, an overall compensation package for executives which approximates in value the median level to third quartile of overall compensation paid to executives of the comparison group. Overall compensation paid to the Company's executives in 1999 met this objective.

STOCK OWNERSHIP GUIDELINES

    In an effort to more closely link the interests of the Company's management with those of its shareholders, in 1997, the Board of Directors adopted stock ownership guidelines, which are designed to ensure that the Company's management has a significant financial equity investment in the Company. Those guidelines require the Company's officers and department heads to own from 1 to 4 times their base salary in the form of Company stock within five years. (The specific multiplier applied to base salary depends upon the individual's position.) In addition to shares owned outright, the following are considered stock owned by executives and department heads for purposes of the guidelines: (1) stock held in any defined benefit, defined contribution, ESOP or other stock-based plan;
(2) performance units or phantom stock ("derivative securities") deferred under an annual incentive plan; (3) performance units or phantom stock earned and deferred in any long-term incentive plan account; (4) restricted stock awards; and (5) stock held in a family trust or immediate family holdings.

SECTION 162(M)

    Section 162(m) of the Internal Revenue Code imposes a limit, with certain exceptions, on the amount a publicly held corporation may deduct for compensation over $1 million paid or accrued with respect to the Company's Chief Executive Officer and any of the other four most highly compensated officers.

Certain performance-based compensation is, however, specifically exempt from the deduction limit. To qualify as exempt, compensation must be made pursuant to a plan that is (1) administered by a committee of outside directors, (2) based on achieving objective performance goals and (3) disclosed to and approved by the shareholders. The 1999 compensation disclosed in this proxy statement does not exceed the limit. As to future compensation, the Company does not have a policy that requires the Committee to qualify compensation awarded to executive officers for deductibility under Section 162(m) of the Code. The Committee does, however, consider the impact of Section 162(m) when determining executive compensation, and the 1997 Equity Incentive Plan is intended to minimize the effect of this provision. Although the Committee is not required to qualify executive compensation paid to Company executives for exemption from
Section 162(m), it will continue to consider the effects of Section 162(m) when making compensation decisions.

ELEMENTS OF EXECUTIVE COMPENSATION PROGRAM

    Set forth below is a description of the major elements of the Company's executive compensation program and their relationship to corporate performance, as well as a summary of the actions taken by the Committee with respect to the compensation of the Chief Executive Officer.

BASE SALARY

    Executives of the Company receive a base salary determined by the Committee based upon the value of their position compared to competitively established salary ranges, their individual performance and overall corporate performance. The Committee does not utilize specific targets or a specific mathematical formula in determining base salaries. The Committee in its discretion approved the base salaries of the Chief Executive Officer and the named executives, as set forth in the Summary Compensation Table. These salaries were based on each executive's level of responsibility in the Company, the competitive (median to third quartile) level of compensation for executives in the comparison group of utilities, the achievement of corporate goals and individual merit performance as qualitatively determined by the Committee.

OTHER ANNUAL COMPENSATION OPPORTUNITIES

MANAGEMENT INCENTIVE COMPENSATION PLAN

    The Company sponsors the Management Incentive Compensation Plan for its senior executives, department heads and selected key employees. In order for awards to be made under the plan, two conditions must be satisfied. First, a contribution must be earned by one or more groups of employees under the corporate incentive feature of the Company's Stock Purchase-Savings Plan, a tax qualified 401(k) plan. Incentive matching contributions are earned by participating employees if at least five out of ten annual corporate and business unit goals are met. (See the description of the Stock Purchase-Savings Plan under "Other Benefit Opportunities" below.) Second, the Company's return on common equity and EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) growth for the most recent three-year period must be above the median of those companies in a comparison group that is comprised of the twenty-nine electric utility companies comprising Standard & Poor's Electric Index shown in the performance graph on page 26.

    If participants at or above the department head level of the Company are eligible for awards, then the Committee in its discretion determines whether awards are to be made and, if so, in what amounts. If participants below the department head level of the Company are eligible for awards, then the Chief Executive Officer has sole and complete authority to approve such awards.

    Awards consist of both a corporate component and a noncorporate component. Award opportunities, expressed as a percentage of annual base salary earnings, are applicable to both components of an award. The corporate component of an award is based upon the overall performance of the Company. The noncorporate component of an award is based upon the level of attainment of business unit/group, departmental and individual performance measures. Those measures are evaluated in terms of three levels of performance--outstanding, target and threshold--each of which is related to a particular payout percentage. If earned, awards are either paid in cash in the succeeding year or deferred to a later date, as elected by each individual participant. Deferred awards are recorded in the form of performance units. Each performance unit is generally equivalent to a share of the Company's Common Stock.

    The threshold requirements for award eligibility, as discussed above, were met and exceeded in 1999. At a meeting of the Committee on March 15, 2000, based on highly commendable performance, awards were made at the discretion of the Committee to the named executives, including the Chief Executive Officer, as set forth in the Summary Compensation Table under the Bonus column.

LONG-TERM COMPENSATION OPPORTUNITIES

1997 EQUITY INCENTIVE PLAN

    The 1997 Equity Incentive Plan, which was approved by the Company's shareholders in 1997, allows the Committee to make various types of awards to officers, other key employees, and also Directors of the Company, its affiliates and subsidiaries. Selection of participants is within the sole discretion of the Committee. Thus, the number of persons eligible to participate in the Plan and the number of grantees may vary from year to year. The Plan was effective as of January 1, 1997, and will expire on January 1, 2007, provided, however, that all awards made prior to and outstanding on that date shall remain valid in accordance with their terms and conditions.

    The 1997 Equity Incentive Plan is a broad umbrella plan that allows the Company to enter into Award Agreements with participants and adopt various individual Sub-Plans that will permit the grant of the following types of awards: nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, performance units, performance shares and other stock unit awards or stock-based forms of awards. The Plan sets forth certain minimum requirements for each type of award, with detailed provisions regarding awards to be set out either in Award Agreements or in the Sub-Plans adopted under the Plan. Subject to adjustment as provided in the Plan, the maximum aggregate number of shares that may be issued over the years pursuant to awards made under the Plan cannot exceed 5,000,000 shares of Common Stock, which may be in any combination of options, restricted stock, performance shares, or any other right or option.

    Under the terms of the Plan, the Committee may grant awards in a manner that qualifies them for the performance-based exception to Section 162(m) of the Internal Revenue Code of 1986, as amended, or it may grant awards that do not qualify for the exemption.

PERFORMANCE SHARE SUB-PLAN

    Pursuant to the provisions of the 1997 Equity Incentive Plan, the Committee adopted the Performance Share Sub-Plan, which governs the issuance of performance share awards to Company officers and key employees, as selected by the Committee in its sole discretion. A "performance share" is a unit granted to a participant, the value of which is equal to the value of a share of the Company's Common Stock. The Committee may grant performance share awards which range from 20% to 75% of a participant's base salary, depending upon the participant's position and job value. (For purposes of the Sub-Plan, base salary is not reduced to reflect salary deferrals and does not include incentive compensation.) The number of performance shares awarded are recorded in a separate account for each participant, and are adjusted to reflect dividends, stock splits or other adjustments in the Company's Common Stock.

    The performance period for an award under the Sub-Plan is the three consecutive year period beginning in the year in which the award is granted. There are two equally weighted performance measures under the Sub-Plan. One performance measure is Total Shareholder Return ("TSR"), which is defined in the Sub-Plan as the appreciation or depreciation in the value of stock (which is equal to the closing value of the stock on the last trading day of the relevant period minus the closing value of the stock on the last trading day of the preceding year) plus dividends declared during the relevant period, divided by the closing value of the stock on the last trading day of the preceding year. The other performance measure is EBITDA growth. Awards under the Sub-Plan vest on January 1 following the end of a three-year performance period, provided, however, that the following methodology is used to determine each award vested under the Sub-Plan: 1) the TSR and EBITDA growth for the Company for each year during the performance period is determined; 2) those annual figures are averaged to determine the Company TSR and EBITDA growth, respectively; 3) the average TSR and EBITDA growth for all Peer Group utilities for each year during the performance period is determined (the Peer Group is comprised of the twenty-nine major electric utility companies within the Standard & Poor's Electric Index); 4) those figures are averaged, respectively, to determine the Peer Group TSR and EBITDA growth; 5) the Peer Group TSR and EBITDA growth for the performance period is subtracted from the Company TSR and EBITDA growth, respectively, for the performance period; 6) the differences between the Company TSR and EBITDA growth and the Peer Group TSR and EBITDA growth, respectively, are used to determine the multipliers that will be used to calculate the number of vested performance shares in each participant's account. (Differences in TSR can range from a low of (2.0%) or less to a high of 5% or more, and correspond to multipliers of 0 to 200%. Differences in EBITDA growth can range from a low of less than 0% to a high of 5% or more and correspond to multipliers of 0 to 200%.); and 7) the multipliers are each applied independently to one-half of the number of performance shares in the participant's performance share account to determine the actual number of vested performance shares in that account. The aggregate value of vested performance shares is equal to the number of vested performance shares in the participant's account multiplied by the closing price of the Company's Common Stock, as published in THE WALL STREET JOURNAL on the last trading day before payment of the award.

    Awards are paid in cash after expiration of the performance period. Payment can be made in either (i) lump sum on or about April 1 of the year immediately following the performance period or (ii) in accordance with an election to defer in 25% increments, made during the first year of the performance period. In the event of death, disability, normal retirement or a change-in-control of the Company, any award granted under the Sub-Plan immediately becomes vested. The aggregate value of the vested award is determined using multipliers that are based on the difference between the Company TSR and EBITDA growth and the Peer Group TSR and EBITDA growth, respectively, over the portion of the performance period that was completed before the terminating event occurred.

    Prior to 1997, the Company sponsored a Long-Term Compensation Program; however, that Program was terminated upon the shareholders' approval of the Company's 1997 Equity Incentive Plan. (All awards made and outstanding under the Long-Term Compensation Program prior to its termination remain valid in accordance with their terms and conditions.)

RESTRICTED STOCK AWARDS

    Section 9 of the 1997 Equity Incentive Plan provides for the granting of shares of restricted stock by the Committee to "key employees" of the Company in such amounts and for such duration and/or consideration as it shall determine. The Plan defines "key employee" as an officer or other employee of the Company, who, in the opinion of the Committee, can contribute significantly to the growth and profitability of, or perform services of major importance to, the Company. Each restricted stock grant must be evidenced by an agreement specifying the period of restriction; the conditions that must be satisfied prior to removal of the restriction, the number of shares granted, and such other provisions as the Committee shall determine.

    Restricted stock covered by each award made under the Plan will be provided to and become freely transferable by the recipient after the last day of the period of restriction and/or upon the satisfaction of other conditions as determined by the Committee. If the grant of restricted stock is performance based, the total period of restriction for any or all shares or units of restricted stock granted shall be no less than one (1) year. Any other shares of restricted stock issued pursuant to the Plan must provide that the minimum period of restrictions shall be three (3) years, which period of restriction may permit the removal of restrictions on no more than one-third (1/3) of the shares of restricted stock at the end of the first year following the grant date, and the removal of the restrictions on an additional one-third (1/3) of the shares at the end of each subsequent year. The Plan provides that in no event shall any restrictions be removed from shares of restricted stock during the first year following the grant date, except in the event of a change in control.

    During the period of restriction, recipients of shares of restricted stock granted under the Plan may exercise full voting rights with respect to those shares, and shall be entitled to receive all dividends and other distributions paid with respect to those shares. If any such dividends or distributions are paid in shares, those shares shall be subject to the same restrictions on transferability as the restricted stock with respect to which they were distributed.

OTHER BENEFIT OPPORTUNITIES

    The following additional benefit opportunities are also available to the Company's senior executives:

    - The Company sponsors a Deferred Compensation Plan for Key Management Employees which allows a participant to defer until retirement up to 15% of the participant's annual compensation for one or four years. All employees at or above the department head level are eligible to participate in the Plan. Upon retirement, the participant receives monthly supplemental retirement payments over a 180-month period. (Effective January 1, 2000, this Plan was suspended with regard to any further contributions, and all 401(k) make-up balances held therein as Replacement Units were transferred to the Company's new Management Deferred Compensation Plan discussed below.)

    - Pursuant to the Executive Deferred Compensation Plan, all or a portion of an executive's salary may be deferred. There was no elected deferral of compensation in 1999 under this plan. (Effective January 1, 2000, this Plan was terminated, and all balances held therein were transferred to the Company's new Management Deferred Compensation Plan, which is discussed below.)

    - To replace the value of Company contributions to the Stock Purchase-Savings Plan that would have been made but for (i) the deferral of salary under the Executive Deferred Compensation Plan and the Deferred Compensation Plan for Key Management Employees and (ii) compensation limitations under Section 415 of the Internal Revenue Code of 1986, as amended, senior executives and other employees are credited with performance units equal in value to shares of the Common Stock of the Company. These performance units do not represent an equity interest in the Company and convey no voting rights to their owners. However, additional units are credited from time to time to reflect the payment of dividends on the Company's Common Stock. Unless otherwise determined by the Board, at the time a participant is no longer a full-time employee of the Company, he or she will receive cash equal to the market value of a share of Common Stock times the number of performance units credited to the account of the participant. (The vesting rules that apply to the Company's contributions to the Stock Purchase-Savings Plan apply to these plans as well.)

    - Effective January 1, 2000, the Company established the Management Deferred Compensation Plan, an unfunded, deferred compensation arrangement established for the benefit of a select group of management and highly compensated employees of the Company and its subsidiaries. (The Plan has replaced the Deferred Compensation Plan for Key Management Employees and the Executive Deferred Compensation Plan.) Under the Plan, an eligible employee may elect to defer a portion of his or her salary until the April 1 following the date that is five or more years from the last day of the Plan Year for which the deferral is made, the April 1 following his or her date of retirement, or the April 1 following the first anniversary of his or her date of retirement. Deferrals will be made to deferral accounts administered pursuant to the Plan in the form of deemed investments in certain deemed investment funds individually chosen by each participating employee from a list of investment options provided pursuant to the Plan. Additionally, qualifying participants will receive matching allocations from the Company (generally reflecting foregone Company allocations to participants' 401(k) accounts due to such salary deferrals, and/or foregone Company allocations to the participants' 401(k) accounts due to certain Internal Revenue Code limits), which will be allocated to a Company account that will be deemed initially to be invested in hypothetical shares of the Company's Common Stock. When a participant's Company account has matured, pursuant to the terms of the Plan, the participant may reallocate any part of such account among the deemed investment funds chosen by the participant.

    - The Company has implemented an executive split dollar life insurance program which consists of two separate plans. The first plan provides life insurance coverage approximately equal to three times salary for senior executives. The second plan provides additional life insurance coverage approximately equal to five times salary for those officers of the Company who are also members of the Board of Directors.

    - The Company also provides broad-based employee benefit plans in which senior executives participate. Under the Stock Purchase-Savings Plan, a salary reduction plan under Section 401(k) of the Internal Revenue Code of 1986, as amended ("Code"), full-time, highly compensated employees may invest up to 12% of earnings (up to a maximum of $10,000 in 1999) on a before-tax basis in the Company's Common Stock and other investment options. The Company makes a matching contribution of 50% of such investment (up to 3% of earnings) which is invested in Company Common Stock. Under an incentive feature, the Company's contribution may be increased by up to an additional 50% if certain corporate and business unit financial, operating, safety, customer satisfaction, and other performance goals are met. The Company also sponsors the Supplemental

      Retirement Plan, a defined benefit plan which covers full-time employees who have been employed by the Company for at least one year. The right to receive pension benefits under this plan is vested after five years. The monthly pension benefit payable upon retirement is based on final five years average compensation (base pay earnings only) multiplied by 1.7% for each year of service up to a maximum of 60%, less projected age 65 Social Security benefits multiplied by 1.43% for each year of service up to a maximum of 50%. Effective January 1, 1999, the Supplemental Retirement Plan was amended to implement a cash balance formula feature. Accruals will continue under both formulas for eligible participants through December 31, 2003. At that time, benefit accruals based upon the "five years average compensation" formula will be frozen.

    - The Restoration Retirement Plan is an unfunded retirement plan for a select group of management or highly compensated employees. The Plan "restores" the full benefit that would be provided under the Supplemental Retirement Plan but for certain Code limits imposed on the benefit levels of highly compensated employees. Generally, the benefit for participants is a monthly benefit payment equal to the difference between (i) a participant's accrued benefit under the Supplemental Retirement Plan without regard to the Internal Revenue Service compensation and benefit limits; and (ii) a participant's accrued benefit as calculated under the Supplemental Retirement Plan. (Effective January 1, 2000, this Plan also applies to any employee who defers more than 10% of his salary under the new Management Deferred Compensation Plan.) The eligibility and vesting requirement for this Plan are the same as those for the Supplemental Retirement Plan. Participants under the Supplemental Executive Retirement Plan forego participation in and rights under this Plan.

    - The Supplemental Executive Retirement Plan provides a retirement benefit for eligible senior executives equal to 4% of the average of their highest three years of base salary earnings and annual bonus for each year of credited service with the Company up to a maximum of 62%. Benefits under this Plan are fully offset by Social Security benefits and by benefits paid under the Company's Supplemental Retirement Plan.

    - The Company's senior executives also receive certain perquisites and other personal benefits. In addition, executives received gross-up payments in 1999 for related federal and state income tax obligations, as disclosed in the Summary Compensation Table on page 11.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

    Compensation in 1999 for the Chief Executive Officer was consistent with the compensation principles described above and reflected performance of the Company and the individual in 1999, as well as services in 1999. The determination of his compensation by the Committee was qualitative in nature and based on a variety of factors, including comparison group compensation data, attainment of various corporate goals, total shareholder return, financial and operating performance, individual performance and other factors. Specific mathematical weights were not assigned to these factors. Overall compensation in 1999 fell within the targeted level (median to third quartile) of overall compensation paid to chief executive officers in the comparison groups.

    The Committee considered the substantial progress the Company made towards implementing its strategy of becoming a leading energy provider for the Southeast. Specifically, the Committee considered the progress made toward completion of the Company's acquisition of North Carolina Natural Gas Corporation, which will allow the Company to expand its presence in eastern North Carolina for both natural gas and electric power. Additionally, the Committee considered the Company's progress towards its goal of creating a holding company, noting that the new structure will provide the Company with the flexibility and speed needed to act swiftly and decisively in the increasingly competitive utility industry. The Committee took into account the success of the Company in dealing with important regulatory issues, including industry restructuring, at the state and federal levels. The Committee considered the fact that the leadership provided by Mr. Cavanaugh contributed significantly to the Company's success in achieving corporate goals, implementing strategic initiatives, achieving national leadership in the fields of nuclear power and electric utility operations, focusing on leadership development and succession planning, implementing programs designed to enhance the diversity of the Company's work force, improving customer and community relations and supporting the economic growth and quality of life in the Company's service area.

                                        Committee on Organization and
                                        Compensation

                                        Charles W. Coker, Chairman
                                        Edwin B. Borden
                                        Richard L. Daugherty
                                        William O. McCoy
                                        E. Marie McKee
                                        J. Tylee Wilson

                               PERFORMANCE GRAPH

    The following line graph compares the yearly percentage change in the Company's cumulative total shareholder return on its Common Stock with the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Electric Index.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
           AMONG CAROLINA POWER & LIGHT COMPANY, S&P 500 STOCK INDEX
                             AND S&P ELECTRIC INDEX

          MEASUREMENT PERIOD (FISCAL YEAR COVERED)              1994       1995       1996       1997       1998       1999
          ----------------------------------------            --------   --------   --------   --------   --------   --------
Carolina Power & Light Company..............................    $100       $138       $153       $187       $217       $148
S & P Electric Index........................................    $100       $131       $131       $165       $191       $154
S & P 500 Index.............................................    $100       $137       $169       $225       $290       $351

------------------------

* $100 invested on 12/31/94 in Stock or Index
  Including reinvestment of dividends
  Fiscal Year Ending December 31

                              SHAREHOLDER PROPOSAL

    The Amalgamated Bank of New York Longview Collective Investment Fund, with an address of 11-15 Union Square, New York, New York, beneficial owner of 43,443 Common Shares of the Company, has proposed the adoption of the following resolution and has furnished the following statement in support of its proposal:

    RESOLVED: The Shareholders of Carolina Power & Light Co. ("CP&L" or the "Company") request the Board of Directors to establish a committee of outside directors to prepare a report at reasonable expense to shareholders on the potential impact on the Company of pension-related proposals now being considered by national policy makers, including issues under review by federal regulators about the legality of cash balance pension plan conversions under federal anti-discrimination laws, as well as legislative proposals affecting cash balance plan conversions and related issues.

SUPPORTING STATEMENT

    Last year CP&L converted its $800 million "defined benefit" pension plan into a "cash balance" plan. CP&L thus finds itself part of a national debate about such conversions, which are said by some to discriminate unfairly and unlawfully against older workers and workers with a high number of years of service.

    Corporate conversions to cash balance plans have attracted regulatory and legislative attention. The issue was the focus of a hearing before the Senate Committee on Health, Education, Labor and Pensions in September 1999. The Equal Employment Opportunity Commission ("EEOC") has announced the appointment of a national team of experts to examine the legality of cash balance plan conversions under the Age Discrimination in Employment Act. The Internal Revenue Service is conducting its own analysis of discrimination issues, in coordination with the EEOC and the Department of Labor. These agencies will examine whether such conversions violate anti-discrimination provisions in ERISA and federal tax laws.

    The controversial nature of this issue is evidenced by the IRS' decision to "put a moratorium on the approval of any more [cash balance plan conversions] until it sorts out the complex issues," according to THE WALL STREET JOURNAL. And the controversy does not end there. The Clinton Administration is planning to introduce legislation regarding cash balance conversions. Members of Congress have already introduced their own bills on issues such as the legality of such conversions, disclosure to employees about the impact of plan conversions, and employee choice between a new cash balance plan or a previous defined benefit plan.

    In light of the present controversy, we are concerned that the Company may have exposed itself to the risks of costly discrimination suits by employees and the possibility of adverse court rulings that could have a negative impact on shareholders. Moreover, given the complexity of the issues here, it is difficult for shareholders to obtain an independent assessment of those issues.

    We believe that the Board of Directors should take a more active stance towards protecting shareholders' interest. We therefore urge the creation of a committee of outside directors to independently analyze the impact that current regulatory actions and legislative proposals could have on CP&L and to report those findings to shareholders.

    We urge you to vote FOR this proposal.

                                COMPANY RESPONSE

YOUR DIRECTORS RECOMMEND A VOTE AGAINST THIS PROPOSAL.

    The Board believes that the above shareholder proposal is not in the best interests of the Company, and that the proposal will not enhance the long-term value of your stock in the Company.

    The general criticism of cash balance plans has been that they cut costs at the expense of long service employees. The Board acknowledges that there has been substantial media attention paid to the subject, and that there has been some degree of regulatory and legislative attention as well. However, the Company's cash balance plan does not penalize long service employees.

    While many other companies have changed to a cash balance plan as a means of cost savings, the Company's primary objectives were to improve our competitiveness and to attract and retain the employee talent needed in today's highly competitive environment. We also wanted our employees to have a retirement plan that they could easily value and understand, which was not the case under our traditional pension plan formula. The Company's cash balance formula was not designed by Company executives, but was designed and proposed by a team of Company employees from various departments, disciplines, years of service, and age groups.

    Below are five main features that make the Company's plan different from most other cash balance plans:

    - There is no reduction in benefits at conversion from the prior plan formula to the cash balance plan formula. The cash balance conversion was performed at a favorable discount rate, eliminating almost any "wear-away" issues.

    - For the first five years after conversion, both plan formulas will be retained, and all eligible employees who terminate or retire will receive the greater of the two benefits (regardless of the payment option selected).

    - All eligible employees (i.e., all pension plan members as of December 31, 1998) will receive substantial transition credits based on years of service over the first ten years after conversion of the formula. These transition credits are in addition to the normal pay and interest credits under the cash balance formula.

    - The cash balance formula recognizes all years of service while the prior formula recognized a maximum of 35 years of service.

    - The cash balance formula was not designed primarily to cut costs, but instead to provide a simpler, more understandable, and more portable retirement benefit.

    Due to these unique design features, older, longer service employees of the Company were generally not negatively impacted. In fact, most older, longer service employees will fare much better with the cash balance formula at most ages. The Company ran comparisons between the two formulas at ages 55, 60, and 65 (where applicable) for all employees ages 50 and above whose combined age and service equated to 65 or more (approximately 1,100 employees). In only 16 of the approximate 2,700 comparison scenarios did the cash balance formula generate a benefit slightly less than the prior formula. The remainder of the scenarios resulted in a benefit under the cash balance formula that was equal to or better than the benefit under the traditional pension formula. In addition, all employees will benefit from having a "portable" pension benefit that they can take with them upon termination, and from additional payout options at termination/retirement that were not available under the prior formula.

    We understand the proponent's apprehension about cash balance plans; however, not all cash balance plans are the same. The Company has been careful to ensure that all employees are treated fairly, and as a result the Board believes that discrimination suits and adverse court rulings against the Company are unlikely. In any event, the Company will continue to monitor on-going legislative and regulatory debates and actions regarding cash balance plans, and will respond appropriately to any resulting governmental mandates. For these reasons, the Board recommends a vote AGAINST the proposal. Proxies solicited by the Board of Directors will be so voted unless Shareholders specify otherwise in their proxies.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

    The firm of Deloitte & Touche LLP has been selected by the Board of Directors to serve as independent public accountants for the Company for the current year, having served in that capacity since 1930. A representative of Deloitte & Touche LLP will be present at the Annual Meeting of Shareholders, will have the opportunity to make a statement and will be available to respond to appropriate questions.

                              FINANCIAL STATEMENTS

    The Company's 1999 Annual Report, which includes financial statements for the fiscal years ended December 31, 1999, and 1998, together with related notes, audited statements of income and changes in financial position for the three most recent years, and the report of Deloitte & Touche LLP, independent public accountants, was mailed to shareholders of record as of the close of business on March 3, 2000.

                          FUTURE SHAREHOLDER PROPOSALS

    Shareholder proposals submitted for inclusion in the proxy statement for the Company's 2001 Annual Meeting must be received no later than December 1, 2000 at the Company's principal executive offices, addressed to the attention of:

                       William D. Johnson
                       Senior Vice President and Corporate Secretary Carolina Power & Light Company
                       Post Office Box 1551
                       Raleigh, North Carolina 27602-1551

    Any other proposal which a shareholder desires to be presented for action at an Annual Meeting must be received by the Secretary of the Company no later than the close of business on the 60(th) day prior to the first anniversary of the immediately preceding year's annual meeting. The proposal must include a brief description of the business desired to be brought before the meeting, the shareholder's name and address, the class and number of shares owned by the shareholder and disclosure of any material interest the shareholder may have in the matter proposed.

                                 OTHER BUSINESS

    The Board of Directors does not intend to bring any business before the meeting other than that stated in this Proxy Statement. The Board knows of no other matter to come before the meeting. If other matters are properly brought before the meeting, it is the intention of the Board of Directors that the persons named in the enclosed Proxy will vote on such matters pursuant to the Proxy in accordance with their best judgment.

                                     [MAP]




Map showing the location of the Company's 2000 Annual Shareholders' Meeting to be held at Coker College, Hartsville, SC appears here.




















SKU#CPL-PS-OO

/X/ PLEASE MARK VOTES AS IN THIS EXAMPLE

CAROLINA POWER & LIGHT COMPANY

MARK BOX AT RIGHT IF AN ADDRESS CHANGE HAS BEEN NOTED ON THE REVERSE SIDE OF THIS CARD. / /

CONTROL NUMBER:



Please be sure to sign and date this Proxy   / Date             /


_______ Shareholder sign here _______________  Co-owner sign here_______________


Directors Recommend Vote FOR

1.   ELECTION OF DIRECTORS AS SET FORTH IN THE PROXY STATEMENT.

                              For All Nominees      Withhold      For All Except
     NOMINEES:
     (01)  E. BORDEN               / /                / /             / /
     (02)  D. BURNER
     (03)  R. DAUGHERTY
     (04)  E. MCKEE

NOTE: If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the name(s) of the nominee(s). Your shares will be voted for the remaining nominee(s).

DIRECTORS RECOMMEND VOTE AGAINST


2. SHAREHOLDER PROPOSAL AS SET FORTH IN THE PROXY STATEMENT

                                                 For      Against        Abstain
                                                 / /        / /            / /


3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS THAT IS PROPERLY BROUGHT BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.


DETACH CARD


VOTE BY TELEPHONE

It's fast, convenient, and immediate!
Call Toll Free on a Touch-Tone Phone

FOLLOW THESE FOUR EASY STEPS:


1.    READ THE ACCOMPANYING PROXY STATEMENT AND THIS PROXY CARD.

2.    CALL THE TOLL-FREE NUMBER (1-877-779-8683)
      THERE IS NO CHARGE FOR THIS CALL.

3.    ENTER YOUR CONTROL NUMBER LOCATED ON YOUR PROXY CARD.

4.    FOLLOW THE RECORDED INSTRUCTIONS.


YOUR VOTE IS IMPORTANT!
Call 1-877-779-8683 anytime!


DETACH CARD


VOTE BY INTERNET

It's fast, convenient, and your vote is immediately confirmed and posted.

FOLLOW THESE FOUR EASY STEPS:

1.    READ THE ACCOMPANYING PROXY STATEMENT AND THIS PROXY CARD.

2.    GO TO THE WEBSITE
      HTTP://WWW.EPROXYVOTE.COM/CPL

3.    ENTER YOUR CONTROL NUMBER LOCATED ON YOUR PROXY CARD.

4.    FOLLOW THE INSTRUCTIONS PROVIDED.

Your vote is important!
Go to http://WWW.EPROXYVOTE.COM/CPL anytime!



DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET

                         CAROLINA POWER & LIGHT COMPANY
              411 FAYETTEVILLE STREET, RALEIGH, NORTH CAROLINA 27601

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY


PROXY. The undersigned hereby appoints William Cavanaugh III and Robert B. McGehee, and each of them as Proxies, with full power of substitution, to vote the shares of stock of Carolina Power & Light Company registered in the name of the undersigned, or which the undersigned has the power to vote, at the Annual Meeting of Shareholders of the Company to be held Wednesday, May 10, 2000, at 10:00 am., and at any adjournment thereof, for the election of directors, and upon the proposal set forth on the reverse side hereof, and upon other matters properly brought before the meeting. The undersigned acknowledges receipt of the notice of said Annual Meeting and the proxy statement.

THIS PROXY WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). UNLESS OTHERWISE SPECIFIED, IT WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND AGAINST THE SHAREHOLDER PROPOSAL, ALL AS SET FORTH IN THE PROXY STATEMENT. THE NOMINEES FOR DIRECTOR ARE: E. BORDEN, D. BURNER, R. DAUGHERTY AND E. MCKEE. IF ANY DIRECTOR BECOMES UNAVAILABLE, THE PROXIES WILL VOTE FOR A SUBSTITUTE DESIGNATED BY THE BOARD.

           PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY
                          IN THE ENCLOSED ENVELOPE.

NOTE: Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee or guardian, or as custodian for a minor, please give full title as such. If a corporation, please have signed in full corporate name by any authorized officer, giving full title. If a partnership, sign in full partnership name by an authorized person, giving full title.

HAS YOUR ADDRESS CHANGED? COMPLETE BELOW.
NEW ADDRESS:

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________